EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 033-53935, 033-55207, 033-55845, 033-55211, 333-176869, and 333-67600 of AmeriServ Financial, Inc. on Form S-8 and Registration Nos. 033-56604, 333-129009, 333-50225, 333-120022, and 333-121215 of AmeriServ Financial, Inc. on Form S-3 of our report dated March 6, 2015, relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K of AmeriServ Financial, Inc. for the year ended December 31, 2014.

/s/ S.R. Snodgrass, P.C.
Wexford, Pennsylvania
March 6, 2015